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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statements No. 333-46882 on Form S-3, No. 333-62008 on Form S-8 and No. 333-56194 on Form S-8 of Pathmark Stores, Inc. (the "Company"), of our report dated April 1, 2003 (which report expresses an unqualified opinion and include explanatory paragraphs relating to; (a) the Company's completed plan of reorganization and formal exit from Chapter 11 on September 19, 2000; (b) the change in the method of accounting for goodwill and other intangible assets; and (c) the change in the method of accounting for cash consideration received from vendors), appearing in this Annual Report on Form 10-K of Pathmark Stores, Inc. for the year ended February 1, 2003.

DELOITTE & TOUCHE LLP

New York, New York
April 29, 2003

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  Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT